Exhibit 99.1

April 24, 2012 21:38 ET

ClearSign Combustion Corporation Announces Pricing of Initial Public Offering of Common Stock

SEATTLE, WA--(Marketwire - Apr 24, 2012) - ClearSign Combustion Corporation (NASDAQ: CLIR) today announced the pricing of an underwritten public offering of 3,000,000 shares of its common stock at a per share price of $4.00. The gross proceeds from the offering are expected to be $12 million.

The Company has also granted the underwriter a 45-day option to purchase up to an additional 450,000 shares of the Company's common stock to cover over-allotments, if any. If the total over-allotment is exercised, we expect gross proceeds to be $13.8 million.

Subject to customary conditions, ClearSign Combustion expects to close the sale of its common stock on or about April 30, 2012. The Company's stock will commence trading on NASDAQ under the symbol CLIR on April 25, 2012.

MDB Capital Group LLC is acting as the underwriter for the offering.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus, copies of which may be obtained from MDB Capital Group LLC, 401 Wilshire Boulevard, Suite 1020, Santa Monica, CA 90401, (310) 526-5000.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops technologies that aim to improve key performance characteristics of combustion systems including energy efficiency, emissions control, fuel flexibility and overall cost effectiveness. Our Electrodynamic Combustion Control™ (ECC™) platform technology improves control of flame shape and heat transfer and optimizes the complex chemical reactions that occur during combustion in order to minimize harmful emissions. For more information about the Company, please visit: www.clearsigncombustion.com.

About MDB Capital Group

MDB Capital Group LLC is an investment banking and institutional research firm focused exclusively on companies possessing or seeking to develop market changing, disruptive technologies and intellectual property.

For more information on MDB Capital Group, visit http://www.mdb.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information

•	CONTACT: Geoff Osler Chief Marketing Officer (206) 673-4846 begin_of_the_skype_highlighting (206) 673-4846 end_of_the_skype_highlighting geoff@clearsigncombustion.com